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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 3)*

                           Crown Media Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    228411104
      ---------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 1, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |X|  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Crown Media Holdings, Inc.                        CUSIP No.:  228411104
------                                                     ---------

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

          J.P. Morgan Partners (BHCA), L.P.

          13-337-1826
          ......................................................................
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  .................................................................

          (b)  .................................................................

--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization Delaware

--------------------------------------------------------------------------------

  Number of Shares           5.   Sole Voting Power           3,844,993 (includes Options for 8,373 shares)
  Beneficially Owned                                          .............................................
  by Each Reporting      ----------------------------------------------------------------------------------
  Person With:               6.   Shared Voting Power......................................................
                         ----------------------------------------------------------------------------------
                             7.   Sole Dispositive Power      3,844,993 (includes Options for 8,373 shares)
                                                              .............................................
                         ----------------------------------------------------------------------------------
                             8.   Shared Dispositive Power.................................................
-----------------------------------------------------------------------------------------------------------

     9. Aggregate Amount Beneficially Owned by Each Reporting Person 3,844,993 (includes Options for 8,373 shares)
          ......................................................................

     10.  Check if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
          Instructions).........................................................

     11.  Percent of Class Represented by Amount in Row (9) 5.2%
                                                            ....................
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)

--------------------------------------------------------------------------------

     CO
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------





SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Crown Media Holdings, Inc.                        CUSIP No.:  228411104
------                                                     ---------

ITEM 1.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 2.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 3. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 4.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 5.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 6.  CERTIFICATION

                  Not applicable.




SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Crown Media Holdings, Inc.                        CUSIP No.:  228411104
------                                                     ---------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2003

                                 J.P. MORGAN PARTNERS (BHCA), L.P.


                                 By: JPMP Master Fund Manager, L.P., its general partner

                                 By: JPMP Capital Corp., its general partner


                                 By:  /s/ Jeffrey C. Walker
                                     -------------------------------------------
                                     Name:    Jeffrey C. Walker
                                     Title:   President





SEC 1745 (3-98)